Exhibit 99.1

FOR IMMEDIATE RELEASE

New Source Energy Partners Acquires Working Interest in Oil and Natural Gas Properties

New Source Energy Partners L.P. (NYSE: NSLP) (the “Partnership” or “New Source”), today announced that it has acquired working interests in 25 producing wells and related undeveloped leasehold rights from Scintilla, LLC. The properties are located in the Southern Dome field, located in Oklahoma County, Oklahoma. The transaction closed on October 4, 2013, with an effective date of August 1, 2013.

The purchase price for the acquisition was $13.4 million, of which $5 million was paid in cash at closing, and the remaining $8.4 million of which will be paid by delivery of 414,045 common units of the Partnership to be delivered in November 2013. In addition, New Source also has agreed to pay to Scintilla additional consideration in the fourth quarter of 2014 if certain conditions are satisfied. The additional amount payable by New Source, if any, will be based on recently improved average daily production rates from these properties once these improved rates have been verified over a nine-month measurement period ending September 30, 2014, and will be calculated using the base pricing methodology for the acquisition, after accounting for New Source’s initial acquisition cost, certain capital expenditures and related costs of capital. Any additional amount owed will be payable in cash and/or additional New Source common units, as determined by New Source.

“The acquisition of these properties is another opportunity of New Source to broaden our growing portfolio and provide sustainable growth for our unit holders,” said Kristian Kos, President and CEO of New Source Energy GP, LLC, the Partnership’s general partner. “This acquisition extends our reach and adds mature, producing assets at an attractive rate-of-return that we anticipate will be accretive to our unit holders.”

Significant characteristics of the acquisition are:

•	Three month average production (May – July 2013) of 383.5 Boe/d

•	Average working interest of 37.64% in 25 producing wells

•	Production Breakdown: 34% Oil, 15% NGL, 51% Natural Gas

The acquisition was unanimously approved by the board of directors of the Partnership’s general partner, including each member of its conflicts committee.

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. For more information on the Partnership please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the information included in the Partnership’s quarterly and current reports and other public filings with the Securities and Exchange Commission (“SEC”). These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this press release are based on various assumptions, including assumptions related to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

New Source Energy Partners L.P.—Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com